EXHIBIT 23.8

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K/A for the year ended December 31, 2003 which uses the name Wright & Company, Inc., refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Experts” section of the Registration Statement.

WRIGHT & COMPANY, INC.

By:	/s/ D. Randall Wright
Name:	D. Randall Wright
Title:	President

Brentwood, Tennessee
July 29, 2004